UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 6, 2024
VOYA FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-35897	No.	52-1222820
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification Number)
230 Park Avenue
New York	New York		10169
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (212) 309-8200
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.01 Par Value	VOYA	New York Stock Exchange
Depositary Shares, each representing a 1/40th	VOYAPrB	New York Stock Exchange
interest in a share of 5.35% Fixed-Rate Non-Cumulative Preferred Stock, Series B, $0.01 par value
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 9, 2024, Voya Financial, Inc. (the “Company” or “we”) announced that Robert Grubka, CEO of Workplace Solutions, will depart from the Company at the end of the year.

Item 7.01    Regulation FD Disclosure
In advance of its participation in an investor conference on December 10, 2024, the Company is providing the following updates on the performance of its Stop Loss business.

Stop Loss Update

•We expect our loss ratio for the January 2024 policy year to increase to between 90% and 105%. This is a result of claims experience through November 30, 2024 continuing to be adverse relative to our expectations, driven by higher frequency of claims. Our previous estimate was 86%, which was based on claims experience through September 30, 2024. We estimate that claims experience for the January 2024 policy year increased from approximately one-third complete through September 30, 2024 to approximately 60% complete through November 30, 2024.
•Stop Loss liabilities are short-term in nature, and policies are re-priced and re-underwritten every year. We have executed and continue to execute on higher premium rates with a focus on margin over in-force premium growth for the January 2025 policy year. We expect this to meaningfully improve the loss ratio for that business, although we still expect it to be above our long-term target of 77-80%. Based on renewals and new business sales to date, we expect annualized in-force premiums for the January 2025 policy year to decline by 10% to 20% compared to the January 2024 policy year.
•We remain on track to return approximately $800 million of capital to shareholders in 2024. Excess capital usage in the first quarter of 2025 will be primarily focused on our acquisition of the OneAmerica retirement business.
•We will provide further updates on our business, including Stop Loss, capital and 2025 outlook on the upcoming fourth quarter and full year earnings call in February 2025.

The accompanying slides attached as Exhibit 99.1 provide further information about the performance of our Stop Loss business.

    These interim estimates incorporate projections of future claims based on historical known claims, involve the exercise of considerable judgment, and are subject to further adjustment based on additional claims experience after November 30, 2024. As a result, the Company’s reported loss ratios for the fourth quarter and full year 2024 could be materially different from these estimates.

The information and exhibits in this current report on Form 8-K include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other documents filed from time to time with the SEC, as applicable, all of which are available at www.sec.gov.

As provided in General Instruction B.2 of Form 8-K, the information and exhibits provided pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits
99.1    Slide Presentation (furnished and not filed)
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:        /s/ My Chi To
Name:    My Chi To
Title:    Executive Vice President, Chief Legal Officer and Corporate Secretary
Dated: December 9, 2024